Exhibit 99.1


            Pitney Bowes Announces Second Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--July 30, 2007--Pitney Bowes Inc. (NYSE:PBI) today reported second quarter 2007 financial results.

    Revenue increased 11 percent to $1.5 billion compared with the same period last year, reaching the high end of the revenue guidance range of 8 percent to 11 percent.

    Income from continuing operations on a Generally Accepted Accounting Principles (GAAP) basis increased 27 percent, when compared to the prior year, to $154 million. As discussed last quarter, income from continuing operations reflects the alignment of MapInfo's accounting treatment for software revenue recognition with the company's policies. Excluding this accounting alignment, adjusted income from continuing operations was $159 million, which was a 10% increase from the prior year.

    Earnings per share from continuing operations on a GAAP basis grew 28 percent to $.69 per diluted share from $.54 a year ago. Excluding the accounting alignment for MapInfo, adjusted earnings per share from continuing operations was $.71 per diluted share. This was an 11 percent increase as compared with the prior year's adjusted earnings per share and was at the high end of the company's guidance range of $.68 to $.72.

    The company generated $187 million in cash from operations during the quarter. Free cash flow was $155 million. The company used $73 million for dividends and $85 million to repurchase 1.8 million of its shares during the quarter. The remaining authorization for future share repurchases is $266 million.

    Commenting on the quarter, President and CEO Murray D. Martin noted, "We are pleased with our strong second quarter performance which underscores our ability to deliver value to shareholders and customers. This quarter's results were led by the U.S. Mailing, Software and Mail Services segments. The U.S. Mailing segment benefited from sales of equipment that help customers comply with the provisions of the recently-enacted U.S. postal rate case, which require that postage be based on shape as well as weight. Our expanding Software business and our Mail Services operations also had excellent results in the quarter. Lower equipment sales in Europe, as well as weak performance in the legal solutions portion of our Management Services segment, partially offset these positive results. We have put in place marketing programs in Europe that we believe will improve the performance for the remainder of the year. At Management Services we had excellent new written business and we are realigning our legal solutions management and operations, which we expect will improve revenue growth and EBIT margins for the remainder of the year."

    Mr. Martin noted that other highlights for the quarter included the completion of the acquisition of MapInfo, a leading company in location intelligence solutions, and growth of the company's operations in the Asia-Pacific region.

    Business Segment Results

    Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental, and financing of mail finishing, mail creation, shipping, and production mail equipment; supplies; mailing and multi-vendor support services; payment solutions; and mailing and customer communication software.

    In the second quarter, Mailstream Solutions revenue increased 12 percent to $1.1 billion and earnings before interest and taxes (EBIT) increased 12 percent to $334 million, when compared with the prior year.

    Within Mailstream Solutions:

    U.S. Mailing operations revenue grew 12 percent to $633 million, and EBIT grew 12 percent to $262 million. The segment's results for the quarter were favorably impacted by growth in supplies and payment solutions as well as sales of equipment related to shape-based pricing. The company does not anticipate the benefits from shape-based pricing to continue for the remainder of the year. Therefore, the company expects full year revenue growth in U.S. Mailing within a normalized range.

    International Mailing revenue grew 1 percent to $252 million while EBIT decreased 14 percent to $37 million. International Mailing revenue growth benefited by about 5 percent from favorable currency translation, but was adversely affected by lower equipment sales and rentals in Europe. The company's continued investments for growth in sales and marketing channels in Europe, as well as expenses related to the company's European back office operations, negatively impacted the segment's EBIT margin.

    Worldwide revenue for Production Mail grew 5 percent to $140 million and EBIT increased 19 percent to $18 million. Revenue growth was driven by broad-based equipment placements in the U.S. and the Asia-Pacific region and favorable currency translation, which contributed about 2 percent to growth. However, lower equipment sales in Europe partially offset this growth. The segment's EBIT margin benefited from net legal recoveries in Europe amounting to approximately $3 million.

    Software revenue increased 85 percent to $88 million and EBIT increased 226 percent to $17 million. Results for the quarter were driven by the acquisition of MapInfo, which increased revenue by about 57 percent, and strong worldwide demand for the company's software solutions that help customers develop, target, customize, address and print their critical customer communications.

    Mailstream Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services for targeted customer markets; mail services operations, which include presort mail services and cross-border mail services; and marketing services.

    For the quarter, Mailstream Services reported revenue growth of 10 percent to $430 million, while EBIT declined 15 percent to $29 million, versus the prior year.

    Within Mailstream Services:

    Management Services revenue increased 3 percent to $275 million for the quarter while EBIT declined 27 percent to $16 million. The segment's revenue growth for the quarter was helped by acquisitions and favorable currency translation, but adversely affected by non-recurring print contracts in the prior year. The decline in the segment's EBIT margin was due principally to continued investments for growth in sales and marketing channels, weakness in legal solutions, and the lower volume of offsite print contracts.

    Mail Services revenue grew 26 percent to $114 million and EBIT grew 40 percent to $13 million. Revenue growth was driven by both presort and cross-border mail services, while EBIT benefited from the ongoing successful integration of new sites and increased operating efficiencies. Additionally, the segment was positively impacted by the recently enacted postal rate case, which increased the worksharing discounts available to large mailers.

    Marketing Services revenue increased 22 percent to $40 million, while EBIT declined 83 percent to $1 million. Recent acquisitions and the continued expansion of marketing services programs supported the segment's results, but lower revenue in the company's motor vehicle registration services had an adverse effect on the segment's revenue and EBIT.

    Outlook

    The company anticipates third quarter revenue growth in the range of 8 percent to 11 percent and revenue growth in the range of 7 percent to 10 percent for the full year.

    The company expects earnings per share from continuing operations on a GAAP basis in the range of $0.68 to $0.72 for the third quarter and $2.85 to $2.93 for the full year. Excluding the effect of the accounting alignment for MapInfo, the company expects adjusted earnings per share from continuing operations in the range of $0.70 to $0.74 for the third quarter and continues to expect $2.90 to $2.98 for the full year.

                       3Q07       3Q06   Full Year 2007 Full Year 2006
----------------------------------------------------------------------
Adjusted EPS      $0.70 to $0.74  $0.66  $2.90 to $2.98     $2.69
Percent Change      6% to 12%              8% to 11%
----------------------------------------------------------------------
MapInfo Accounting   ($0.02)       N/A      ($0.05)          N/A
----------------------------------------------------------------------
Restructuring          N/A       ($0.02)      N/A          ($0.10)
----------------------------------------------------------------------
Tax Reserve
 Increase              N/A         N/A        N/A          ($0.09)
----------------------------------------------------------------------
Other Income           N/A         N/A        N/A           $0.01
----------------------------------------------------------------------
GAAP EPS          $0.68 to $0.72  $0.64  $2.85 to $2.93     $2.51
Percent Change      6% to 13%              14% to 17%
----------------------------------------------------------------------

    Management of Pitney Bowes will discuss the company's results in a broadcast over the Internet today at 5:00 p.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company's web site at www.pb.com/investorrelations.

    Pitney Bowes engineers the flow of communication. The company is a $5.9 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

    Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share and free cash flow results are adjusted to exclude the impact of special items such as restructuring charges, accounting adjustments and write downs of assets, which materially impact the comparability of the company's results of operations. Restructuring charges are infrequent or episodic charges. Although they represent actual expenses to the company, these episodic charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

    The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

    The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

    Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

    The information contained in this document is as of June 30, 2007. Quarterly results are preliminary and unaudited. This document contains "forward-looking statements" about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the third quarter and full year 2007, and our expected diluted earnings per share for the third quarter and for the full year 2007. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2006 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

    Note: Consolidated statements of income for the three months ended June 30, 2007 and 2006, and consolidated balance sheets at June 30, 2007 and March 31, 2007 are attached.


                          Pitney Bowes Inc.
                  Consolidated Statements of Income
                             (Unaudited)
----------------------------------------------------------------------

(Dollars in thousands, except per share data)

                   Three Months Ended June   Six Months Ended June 30,
                              30,
                   ------------------------- -------------------------
                       2007         2006         2007         2006
                   ------------ ------------ ------------ ------------
Revenue from:
 Equipment sales   $    360,361 $    319,635 $    653,971 $    622,392
 Supplies                96,398       82,873      196,700      165,684
 Software                88,242       47,640      131,324       89,635
 Rentals                180,911      197,226      368,981      394,038
 Financing              194,837      174,447      385,417      352,592
 Support services       192,773      176,339      379,077      347,105
 Business services      429,512      391,050      841,801      779,409
                   ------------ ------------ ------------ ------------

   Total revenue      1,543,034    1,389,210    2,957,271    2,750,855
                   ------------ ------------ ------------ ------------

Costs and
 expenses:
 Cost of equipment
  sales                 168,958      159,780      317,214      312,760
 Cost of supplies        24,725       19,796       50,848       40,404
 Cost of software        21,076       11,103       32,624       21,282
 Cost of rentals         43,261       42,300       85,682       85,839
 Cost of support
  services              107,317       98,453      212,821      194,749
 Cost of business
  services              339,972      303,583      663,623      609,907
 Selling, general
  and
  administrative        488,115      432,531      913,517      850,193
 Research and
  development            47,104       40,980       90,673       82,516
 Interest, net           62,541       55,070      119,268      108,638
 Restructuring
  charge                      -        5,041            -       10,638
                   ------------ ------------ ------------ ------------

   Total costs and
    expenses          1,303,069    1,168,637    2,486,270    2,316,926
                   ------------ ------------ ------------ ------------


Income from
 continuing
 operations before
 income taxes           239,965      220,573      471,001      433,929

Provision for
 income taxes            81,588       96,077      161,294      169,657
Minority interest         4,796        3,244        9,542        6,161
                   ------------ ------------ ------------ ------------

Income from
 continuing
 operations             153,581      121,252      300,165      258,111
Discontinued
 operations             (1,342)    (477,326)      (3,130)    (460,657)
                   ------------ ------------ ------------ ------------

Net income         $    152,239 $  (356,074) $    297,035 $  (202,546)
                   ============ ============ ============ ============

Basic earnings per
 share
 Continuing
  operations       $       0.70 $       0.55 $       1.37 $       1.15
 Discontinued
  operations             (0.01)       (2.15)       (0.01)       (2.06)
                   ------------ ------------ ------------ ------------

 Net income        $       0.69 $     (1.61) $       1.35 $     (0.91)
                   ============ ============ ============ ============

Diluted earnings
 per share
 Continuing
  operations       $       0.69 $       0.54 $       1.35 $       1.14
 Discontinued
  operations             (0.01)       (2.13)       (0.01)       (2.03)
                   ------------ ------------ ------------ ------------

 Net income        $       0.68 $     (1.59) $       1.33 $     (0.89)
                   ============ ============ ============ ============

Average common and
 potential common
 shares
 outstanding        222,481,360  224,414,042  222,968,478  226,580,915
                   ============ ============ ============ ============


Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.



                          Pitney Bowes Inc.
                           Revenue and EBIT
                          Business Segments
                            June 30, 2007
                             (Unaudited)
----------------------------------------------------------------------

(Dollars in thousands)
                                                                 %
                                         2007        2006      Change
                                      ----------- ----------- --------
Second Quarter
-------------------------------------

    Revenue
    ---------------------------------

    U.S. Mailing                      $  633,076  $  567,766      12%
    International Mailing                252,390     249,490       1%
    Production Mail                      139,814     133,264       5%
    Software                              88,242      47,640      85%
                                      ----------- ----------- --------
       Mailstream Solutions            1,113,522     998,160      12%

    Management Services                  275,052     267,548       3%
    Mail Services                        114,424      90,749      26%
    Marketing Services                    40,036      32,753      22%
                                      ----------- ----------- --------
       Mailstream Services               429,512     391,050      10%

                                      ----------- ----------- --------
    Total Revenue                     $1,543,034  $1,389,210      11%
                                      ----------- ----------- --------

    EBIT (1)
    ---------------------------------

    U.S. Mailing                      $  262,108  $  234,104      12%
    International Mailing                 36,621      42,379     (14%)
    Production Mail                       18,225      15,281      19%
    Software                              16,994       5,207     226%
                                      ----------- ----------- --------
       Mailstream Solutions              333,948     296,971      12%

    Management Services                   16,005      21,860     (27%)
    Mail Services                         12,582       8,970      40%
    Marketing Services                       619       3,616     (83%)
                                      ----------- ----------- --------
       Mailstream Services                29,206      34,446     (15%)

                                      ----------- ----------- --------
    Total EBIT                        $  363,154  $  331,417      10%
                                      ----------- ----------- --------

    Unallocated amounts:
       Interest, net                     (62,541)    (55,070)
       Corporate expense                 (52,748)    (50,733)
       Restructuring charges                   -      (5,041)
       MapInfo purchase accounting        (7,900)          -
                                      ----------- -----------
    Income before income taxes        $  239,965  $  220,573
                                      =========== ===========


(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and the MapInfo purchase accounting alignment.



                          Pitney Bowes Inc.
                           Revenue and EBIT
                          Business Segments
                            June 30, 2007
                             (Unaudited)
----------------------------------------------------------------------

(Dollars in thousands)
                                                                  %
                                           2007        2006     Change
                                        ----------- ----------- ------
Year To Date
--------------------------------------

    Revenue
    ----------------------------------

    U.S. Mailing                        $1,209,322  $1,142,757     6%
    International Mailing                  510,240     488,998     4%
    Production Mail                        264,584     250,056     6%
    Software                               131,324      89,635    47%
                                        ----------- ----------- ------
       Mailstream Solutions              2,115,470   1,971,446     7%

    Management Services                    547,711     535,051     2%
    Mail Services                          218,783     184,847    18%
    Marketing Services                      75,307      59,511    27%
                                        ----------- ----------- ------
       Mailstream Services                 841,801     779,409     8%

                                        ----------- ----------- ------
    Total Revenue                       $2,957,271  $2,750,855     8%
                                        ----------- ----------- ------

    EBIT (1)
    ----------------------------------

    U.S. Mailing                        $  504,259  $  465,479     8%
    International Mailing                   82,887      87,722    (6%)
    Production Mail                         25,940      18,844    38%
    Software                                19,419       9,617   102%
                                        ----------- ----------- ------
       Mailstream Solutions                632,505     581,662     9%

    Management Services                     36,789      42,391   (13%)
    Mail Services                           26,658      20,656    29%
    Marketing Services                       1,139       5,716   (80%)
                                        ----------- ----------- ------
       Mailstream Services                  64,586      68,763    (6%)

                                        ----------- ----------- ------
    Total EBIT                          $  697,091  $  650,425     7%
                                        ----------- ----------- ------

    Unallocated amounts:
       Interest, net                      (119,268)   (108,638)
       Corporate expense                   (98,922)    (97,220)
       Restructuring charges                     -     (10,638)
       MapInfo purchase accounting          (7,900)          -
                                        ----------- -----------
    Income before income taxes          $  471,001  $  433,929
                                        =========== ===========


(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring charges and the MapInfo purchase accounting alignment.



                          Pitney Bowes Inc.
                     Consolidated Balance Sheets
                             (Unaudited)
----------------------------------------------------------------------

(Dollars in thousands, except per share data)

Assets                                         06/30/07     03/31/07
-------------------------------------------- ------------ ------------
Current assets:
   Cash and cash equivalents                 $   251,967  $   232,245
   Short-term investments, at cost which
    approximates market                           97,842       63,770
   Accounts receivable, less allowances:
      06/07 $46,736    03/07 $43,459             795,873      747,533
   Finance receivables, less allowances:
      06/07 $40,923    03/07 $41,748           1,453,391    1,392,992
   Inventories                                   248,588      248,617
   Other current assets and prepayments          246,650      228,745
                                             ------------ ------------

      Total current assets                     3,094,311    2,913,902
                                             ------------ ------------

Property, plant and equipment, net               626,576      605,962
Rental property and equipment, net               504,213      502,095
Long-term finance receivables, less
 allowances:
      06/07 $33,179    03/07 $34,826           1,557,005    1,518,482
Investment in leveraged leases                   226,824      210,684
Goodwill                                       2,140,810    1,812,022
Intangible assets, net                           492,795      363,511
Other assets                                     548,341      547,845
                                             ------------ ------------

Total assets                                 $ 9,190,875  $ 8,474,503
                                             ============ ============

Liabilities and stockholders' equity
--------------------------------------------
Current liabilities:
   Accounts payable and accrued liabilities  $ 1,613,887  $ 1,534,864
   Income taxes payable                          107,202       91,376
   Notes payable and current portion of
    long-term obligations                      1,180,815      577,361
   Advance billings                              556,004      527,881
                                             ------------ ------------

      Total current liabilities                3,457,908    2,731,482
                                             ------------ ------------

Deferred taxes on income                         507,671      517,302
Long-term debt                                 3,636,998    3,738,074
Other noncurrent liabilities                     436,090      436,980
                                             ------------ ------------

      Total liabilities                        8,038,667    7,423,838
                                             ------------ ------------


Preferred stockholders' equity in a
 subsidiary company                              384,165      384,165

Stockholders' equity:
   Cumulative preferred stock, $50 par
    value, 4% convertible                              7            7
   Cumulative preference stock, no par
    value, $2.12 convertible                       1,043        1,059
   Common stock, $1 par value                    323,338      323,338
   Capital in excess of par value                244,700      241,149
   Retained earnings                           4,207,572    4,127,834
   Accumulated other comprehensive income        (53,770)    (117,773)
   Treasury stock, at cost                    (3,954,847)  (3,909,114)
                                             ------------ ------------

      Total stockholders' equity                 768,043      666,500
                                             ------------ ------------

Total liabilities and stockholders' equity   $ 9,190,875  $ 8,474,503
                                             ============ ============



                          Pitney Bowes Inc.
 Reconciliation of Reported Consolidated Results to Adjusted Results
                             (Unaudited)

(Dollars in thousands, except per share amounts)

                             Three months ended  Six months ended June
                                   June 30,               30,
                             ------------------- ---------------------
                               2007      2006       2007       2006
                             --------- --------- ---------- ----------

GAAP income from continuing
 operations after income
 taxes, as reported          $153,581  $121,252  $ 300,165  $ 258,111
   Restructuring charge             -     3,227          -      6,809
   MapInfo Purchase
    accounting                  5,214         -      5,214          -
   Tax settlement                   -    20,000          -     20,000
                             --------- --------- ---------- ----------
Income from continuing
 operations before income
 taxes, as adjusted          $158,795  $144,479  $ 305,379  $ 284,920
                             ========= ========= ========== ==========


GAAP diluted earnings per
 share from continuing
 operations, as reported     $   0.69  $   0.54  $    1.35  $    1.14
   Restructuring charge             -      0.01          -       0.03
   MapInfo Purchase
    accounting                   0.02         -       0.02          -
   Tax settlement                   -      0.09          -       0.09
                             --------- --------- ---------- ----------
Diluted earnings per share
 from continuing operations,
 as adjusted                 $   0.71  $   0.64  $    1.37  $    1.26
                             ========= ========= ========== ==========


GAAP net cash provided by
 operating activities, as
 reported                    $186,751  $110,110  $ 406,976  $ 396,345
   Capital expenditures       (60,850)  (79,413)  (128,421)  (162,428)
   Restructuring payments and
    discontinued operations     8,983    36,003     22,389     23,389
   Reserve account deposits    20,456    23,300      9,504          -
                             --------- --------- ---------- ----------

Free cash flow, as adjusted  $155,340  $ 90,000  $ 310,448  $ 257,306
                             ========= ========= ========== ==========



Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.


    CONTACT: Pitney Bowes Inc.
             Editorial:
             Sheryl Y. Battles, VP, Corp. Communications
             203-351-6808
             or
             Financial:
             Charles F. McBride, VP, Investor Relations
             203-351-6349
             www.pitneybowes.com